Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports First Quarter 2026 Results
Net Income of $5.3 Million

Albany, N.Y. – April 30, 2026 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three months ended March 31, 2026.

Net income for the three months ended March 31, 2026 was $5.3 million, or $0.22 per basic and diluted share, as compared to $5.8 million, or $0.23 per basic and diluted share, for the three months ended March 31, 2025.

Highlights

●	Net loans receivable of $1.70 billion at March 31, 2026 was up $54.7 million, or 3.3%, from December 31, 2025.
●	Deposits of $1.85 billion at March 31, 2026 were up $113.1 million, or 6.5%, from December 31, 2025.
●	Net interest income of $20.8 million for the three months ended March 31, 2026 was up $1.7 million, or 8.7%, from the three months ended March 31, 2025.
●	Net interest margin of 4.21% for the three months ended March 31, 2026 was up 9 basis points from the three months ended March 31, 2025.
●	Recently announced the acquisitions of Targeted Lending Co., LLC (“Targeted Lending”), Reiser Consulting Group, Inc. (“Reiser Consulting Group”) and Wyndham Benefits, LLC (“Wyndham Benefits”).

Thomas Amell, President and CEO, said, “Our financial results for the first quarter of 2026 reflect Pioneer’s consistent focus on our relationship-based model of creating client advocacy through highly engaged employees. We experienced positive momentum for the quarter, including growth in net interest income and margin, driven by an increased loan portfolio, growth in our diversified deposit base, and prudently managed funding costs. We also have continued to advance our “More Than a Bank” strategy by launching a new national Specialty Financing division focused on financing essential business equipment through the acquisition of Targeted Lending, and by expanding our employee benefit services business through the acquisitions of Reiser Consulting Group and Wyndham Benefits. Looking ahead, we remain focused on delivering long-term value for our stockholders, customers, and employees by investing in initiatives that strengthen employee engagement, elevate client experience, and support community development, while pursuing strong financial performance.”

Total assets were $2.22 billion at March 31, 2026, primarily consisting of $1.70 billion of net loans receivable, $200.9 million of securities available for sale and $156.9 million of cash and cash equivalents. Deposits totaled $1.85 billion at March 31, 2026 and the deposit base was well diversified across customer segments, consisting of approximately 49.1% retail, 18.0% commercial and 32.9% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 14.4% of total deposits at March 31, 2026. Total shareholders’ equity was $328.6 million at March 31, 2026.

Recent Acquisitions

On April 24, 2026, Pioneer completed the acquisition of Targeted Lending, an independent equipment financing company with approximately $120 million of loans on its balance sheet. Targeted Lending, based in Williamsville, NY, will operate as Pioneer’s newly formed Specialty Financing division, expanding our commercial lending capabilities and extending our reach into nationwide equipment finance markets. Targeted Lending through its originator-centric equipment finance platform provides financing solutions for essential, income-producing equipment, offering loans up to $400,000 to small and mid-sized businesses across diverse industries. The all-cash transaction is valued at approximately $140 million in enterprise value, subject to potential adjustments for performance-based earn-out over a three-year period.

On April 20, 2026, Pioneer completed the acquisitions of Reiser Consulting Group of Albany, NY and Wyndham Benefits of Ballston Spa, NY. The acquisitions are expected to significantly increase the size of our Employee Benefits division and are expected to strengthen our ability to deliver expanded services and product offerings for both current and prospective clients throughout the region.

Net Interest Income and Margin

Net interest income was $20.8 million for the three months ended March 31, 2026, an increase of $1.7 million, or 8.7%, as compared to net interest income of $19.1 million for the three months ended March 31, 2025. The increase in net interest income for the three months ended March 31, 2026 was primarily due to an increase in the average yield on interest-earning assets of 16 basis points and an increase in the average balance of interest-earning assets of $127.2 million, partially offset by an increase in the average cost of interest-bearing liabilities of 4 basis points and by an increase in the average balance of interest-bearing liabilities of $130.5 million.

Interest income was $28.4 million for the three months ended March 31, 2026, an increase of $2.6 million, or 9.8%, compared to interest income of $25.8 million for the three months ended March 31, 2025. The increase in interest income for the three months ended March 31, 2026 was driven by market-related increases in interest rates on new loans and on investment securities purchased and due to an increase in the average balance of loans. The average yield on interest-earning assets increased by 16 basis points to 5.78% for the three months ended March 31, 2026, compared to 5.62% for the three months ended March 31, 2025.

Interest expense was $7.6 million for the three months ended March 31, 2026, an increase of $860,000, or 12.7%, compared to $6.8 million for the three months ended March 31, 2025. The average cost of interest-bearing liabilities increased by 4 basis points to 2.34% for the three months ended March 31, 2026, compared to 2.30% for the three months ended March 31, 2025. The average cost of interest-bearing liabilities increased for the three months ended March 31, 2026 primarily due to the upward repricing of certain interest-bearing deposit accounts in response to changes in market interest rates, as well as a shift in the mix of deposits towards higher cost interest-bearing deposit accounts.

Net interest margin increased 9 basis points to 4.21% for the three months ended March 31, 2026, compared to 4.12% for the three months ended March 31, 2025.

Asset Quality and Provision for Credit Losses

Non-performing assets were $9.0 million, or 0.40% of total assets, at March 31, 2026, compared to $11.3 million, or 0.52% of total assets, at December 31, 2025.

The allowance for credit losses on loans was $26.0 million at March 31, 2026, compared to $25.3 million at December 31, 2025, representing 1.51% of total loans outstanding at each period end.

Net charge-offs were $42,000 for the three months ended March 31, 2026, compared to $15,000 for the three months ended March 31, 2025. Annualized net charge-offs were 0.01% of average loans for the three months ended March 31, 2026, compared to annualized net charge-offs of 0.00% of average loans for the three months ended March 31, 2025.

The provision for credit losses was $780,000 for the three months ended March 31, 2026, compared to $800,000 for the three months ended March 31, 2025. The decrease in the provision for credit losses for the three months ended March 31, 2026 was primarily due to improvement in the loan portfolio credit quality, offset by growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $3.9 million for the three months ended March 31, 2026 increased $135,000, or 3.6%, as compared to $3.7 million for the three months ended March 31, 2025. The increase in noninterest income for the three months ended March 31, 2026 was primarily due to an increase in insurance and wealth management services income as a result of organic growth related to our wealth management services and the acquisition of Brown Financial Management Group during the three months ended December 31, 2025.

Noninterest expense of $18.1 million for the three months ended March 31, 2026 increased $3.5 million, or 24.2%, as compared to $14.6 million for the three months ended March 31, 2025. The increase in noninterest expense for the three months ended March 31, 2026 was primarily due to an increase in professional fees, an increase in salaries and employee benefits, and a net increase in litigation-related expense. The increase in professional fees for the three months ended March 31, 2026 was primarily due to higher legal fees and expenses. Salaries and employee benefits increased for the three months ended March 31, 2026 primarily due to compensation expense from annual merit increases.

Income Taxes

Income tax expense was $416,000 for the three months ended March 31, 2026, a decrease of $1.2 million, or 74.9%, compared to $1.7 million for the three months ended March 31, 2025. Our effective tax rate was 7.3% for the three months ended March 31, 2026, compared to 22.3% for the three months ended March 31, 2025. The decrease in income tax expense and the effective tax rate for the three months ended March 31, 2026 primarily related to a discrete tax item.

Balance Sheet Summary

Total assets of $2.22 billion at March 31, 2026 increased $70.3 million, or 3.3%, from $2.15 billion at December 31, 2025.

Net loans receivable of $1.70 billion at March 31, 2026 increased $54.7 million, or 3.3%, from $1.65 billion at December 31, 2025. The increase in net loans receivable was primarily a result of growth in the commercial construction loan portfolio which increased by $31.7 million. In addition, the residential mortgage loan portfolio increased by $27.1 million, and commercial and industrial loans increased by $5.4 million, offset in part by a decrease in commercial real estate loans by $8.6 million.

Securities available for sale of $200.9 million at March 31, 2026 decreased $19.5 million, or 8.9%, from $220.4 million at December 31, 2025. The decrease was primarily due to maturities, paydowns and calls of $26.1 million, offset in part by purchases of $7.0 million of securities during the three months ended March 31, 2026.

Deposits of $1.85 billion at March 31, 2026 increased $113.1 million, or 6.5%, from $1.74 billion at December 31, 2025. By deposit category, money market accounts increased by $86.7 million, demand accounts increased by $34.1 million, and non-interest bearing demand accounts increased by $21.9 million, offset in part by a decrease in certificates of deposit by $29.5 million. The increase in money market accounts was primarily due to growth in municipal deposits due to seasonality and due to a migration of funds from savings and other lower rate interest-bearing accounts. The increase in non-interest bearing demand accounts and demand accounts was primarily due to growth in municipal deposits due to seasonality. The decrease in certificates of deposit was primarily due to a decrease in brokered deposits.

Shareholders’ equity of $328.6 million at March 31, 2026 increased $4.7 million, or 1.5%, from $323.9 million at December 31, 2025 primarily as a result of net income of $5.3 million, offset in part by a decrease in accumulated other comprehensive income of $1.2 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.56% at March 31, 2026.

About Pioneer

Pioneer is a financial holding company, headquartered in Albany, NY, with more than $2 billion in assets that provides diversified financial services through its subsidiaries. Pioneer’s subsidiary, Pioneer Bank, National Association and its subsidiaries, with 24 offices in New York’s Capital Region, Hudson Valley and Western NY, offers a broad array of banking, equipment financing, insurance, employee benefit, human resources consulting, and wealth management services to individuals, businesses, and municipalities. Pioneer’s subsidiary Pioneer Capital Markets, Inc., is a FINRA-registered broker-dealer focused on municipal bond trading. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies, including the acquisitions of Targeted Lending, Reiser Consulting Group and Wyndham Benefits, is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements, including Pioneer’s ability to realize the expected benefits of the acquisitions of Targeted Lending, Reiser Consulting Group and Wyndham Benefits, will be achieved within expected time frames or at all. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the year ended December 31, 2025, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	March 31,	December 31,
	2026	2025

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,221,002	$2,150,684
Cash and cash equivalents	156,937	133,675
Securities available for sale	200,894	220,431
Securities held to maturity	44,396	41,521
Trading securities	8,087	—
Net loans receivable	1,700,958	1,646,255
Bank-owned life insurance	15,312	15,306
Premises and equipment, net	36,092	35,576
Deposits	1,852,319	1,739,178
Shareholders' equity	328,585	323,861

	For the
	Three Months Ended
	March 31,
	2026	2025

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$28,372	$25,848
Interest expense	7,625	6,765
Net interest income	20,747	19,083
Provision for credit losses	780	800
Net interest income after provision for credit losses	19,967	18,283
Noninterest income	3,860	3,725
Noninterest expense	18,121	14,591
Income before taxes	5,706	7,417
Income tax expense	416	1,654
Net income	$5,290	$5,763

Earnings per share - basic	$0.22	$0.23
Earnings per share - diluted	0.22	0.23

Weighted average shares outstanding - basic	24,101,429	24,812,752
Weighted average shares outstanding - diluted	24,342,965	24,937,030

	At or For the
	Three Months Ended
	March 31,
	2026	2025
Performance Ratios:
Return on average assets	0.99%	1.14%
Return on average equity	6.63%	7.58%
Interest rate spread (1)	3.44%	3.32%
Net interest margin (2)	4.21%	4.12%
Non-interest expenses to average assets	3.39%	2.90%
Efficiency ratio (3)	73.64%	63.97%
Average interest-earning assets to average interest-bearing liabilities	152.52%	158.49%

Capital Ratios (4):
Average equity to average assets	14.92%	15.11%
Total capital to risk weighted assets	17.45%	19.12%
Tier 1 capital to risk weighted assets	16.20%	17.86%
Common equity tier 1 capital to risk weighted assets	16.20%	17.86%
Tier 1 capital to average assets	11.56%	11.74%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.51%	1.51%
Allowance for credit losses as a percentage of non-performing loans	292.01%	213.26%
Net charge-offs to average outstanding loans during the period	0.01%	—%
Non-performing loans as a percentage of total loans	0.52%	0.71%
Non-performing loans as a percentage of total assets	0.40%	0.52%
Total non-performing assets as a percentage of total assets	0.40%	0.52%

Other:
Number of offices	23	23
Number of full-time equivalent employees	265	268

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.